Index Oil and Gas Inc.: Increases its Position in the Taffy Drilling Program

Houston, Texas. December 5, 2006; Index Oil and Gas, Inc. (“Index”, “the Company”) (OTCBB: IXOG), today announced plans for a three-well, back-to-back exploration drilling program in Matagorda County, Texas. The three wells target relatively low risk, shallow Miocene gas reservoirs between 5,000 and 7,000 feet total drilling depth. The first of the three wells should spud in fourth calendar quarter of 2006.

The three wells are Taffy 1, Taffy 2, and Taffy 3. Taffy 3 is a new addition to Index’s drilling portfolio. The Taffy 3 exploration agreement was recently signed and entitles Index to participate in the well with a 30% working interest.

At the same time Index increased its working interest in the Taffy 1 from 7.5% to 12.5% along with its working interest in Taffy 2 from 20% to 30%.

The three-well drilling program is expected to be finished in the first calendar quarter of 2007.

The Taffy prospects, if commercially successful, are expected to add incrementally to the Company’s reserves and cashflow in line with the Company's strategy to rapidly build a balanced portfolio of producing assets, without exposing investors to single critical events.

About Index

Index is a gas biased oil and gas exploration and production company, with activities in Kansas, Texas, Louisiana, Mississippi and Alabama. It has offices in Houston, Texas and Bath, England. Index is focused on efficiently building a broad portfolio of producing properties with what it believes to be significant upside potential and intends to grow its existing asset base and revenues through further investment in the U.S. The company seeks to develop its activities in areas containing prolific petroleum systems set in stable political and economic environments. To find out more about Index Oil and Gas (OTCBB: IXOG), visit our website at www.indexoil.com.

Contact

Index Oil and Gas Inc.
Houston, Texas
Lyndon West
Telephone: 713 715 9275

Forward-Looking Statements

The statements in the press release that relate to the company's expectations with regard to the future impact the company's results from acquisitions or actions in development are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. Since the information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. Index Oil and Gas, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.